Exhibit 99.1

December 1, 2009

u•wharr•ies Among the earth’s oldest mountain ranges,

the Uwharries were created from a chain of volcanoes

some 500 million years ago. Though the dinosaurs that roamed those 20,000-foot peaks have long vanished, the Uwharries remain.

Dear Shareholder:

Like the ancient mountain range from which your Company’s name derived, Uwharrie Capital Corp remains strong and stable despite the turbulent economy we continue to face. Very few financial institutions are in a position to report earnings this year due primarily to the erosion of asset quality and the corresponding increase in past due loans and non-performing assets. As we look at our industry peers, most have negative earnings for both the quarter and year to date. We are pleased that we have remained profitable. For the third quarter, net income was $290 thousand, compared to $343 thousand for the third quarter 2008. The nine months net income was relatively flat at $1.8 million compared to $1.9 million for the nine months ended September 30, 2008. This is particularly noteworthy in a year when we encountered special assessments from the FDIC, bond impairments and increasing loan loss provisions. While Uwharrie Capital Corp and its family of community banks are not immune to the challenges that are burdening our economy, we continue to weather the storm and are well positioned to face the challenges which lie ahead. The Company’s capital ratios remain strong with total risk based capital at 14.26% as of September 30, 2009.

During this past year, the Company has strengthened its market share through both lending and deposit growth. Total loans as of September 30, 2009 were $351.8 million, representing an increase of $10.0 million or 2.9% over September 30, 2008. Despite news reports that may state otherwise about the banking industry, the Uwharrie Capital Corp family of banks is making loans as usual to qualified borrowers. We continue to generate local deposits through our relationship banking approach with total deposits as of September 30, 2009 at $371.5 million, representing an increase of $ 26.9 million or 7.8% over the same period last year. Total assets of the Company increased $55.4 million or 13.0% to $480.7 million for the same period 2009.

Net interest income for the nine months ended September 30, 2009 was $12.8 million as compared with $11.7 million during the nine months ending September 30, 2008, resulting in an increase of $1.1 million, or 9.3%.

Though the Company generates most of its revenue from net interest income, non-interest income continues to be more significant as we continue to diversify our earnings base. Non-interest income increased $642 thousand to $6.1 million for the nine months ended September 30, 2009. The leading factor for this increase was the growth in income from our mortgage origination activities. With the drastic drops in interest rates that began in the fourth quarter of 2008, many customers have been able to take advantage by refinancing their mortgage loans at much lower rates. As a result of the refinancing activity, income from mortgage activity for the nine months ended September 30, 2009 was $2.9 million compared to $1.0 million for the same period last year. This represents an increase of 191.9% or $1.9 million over last year.

For the third quarter of 2009, earnings from operations, excluding non-recurring income and expenses, were $2.4 million compared to $1.7 million in the same period last year. The operating performance remains strong and above that of our industry peers. This performance was due in part to the continued growth in total assets, mortgage fee income and deposits despite the environment in which we are operating.

From the onset of this economic crisis, Management and the Board of Directors have made the tough decisions to realistically deal with the uncertain environment in which we have operated. At a time of uncertainty, Uwharrie Capital Corp is well positioned as we look to the future. Our primary objective continues to be to maintain a strong, financially sound institution that serves the needs of the communities we serve.

Capital is essential for growth and stability and though we are well capitalized by all standards, we do continuously look for opportunities to create and preserve capital. In this unprecedented year, we will not be paying a stock dividend to shareholders. Historically, through our repurchase program, it has been our practice to annually repurchase an equal amount of shares that the dividend created, which means the dividend has not been dilutive to our shareholders. With our participation in the U.S. Treasury’s Capital Purchase Program, there are restrictions on our ability to repurchase stock. Therefore, given this environment, we have chosen not to dilute our shareholders by issuing a dividend and retain that capital.

As we look forward to the end of 2009 and to the new year that follows, we have begun our planning to be prepared if the economy continues to experience turbulence next year. Capital levels continue to be a major priority for all financial institutions. Like the solid formation of the Uwharrie Mountains, your Company represents strength and stability and continues to weather the environment in which we operate. While there are still many unanswered questions about the economy and conflicting projections on when we will see improvement, we remain committed to our roots of being community focused, with an emphasis on local-decision-making and strong community support.

It is our pleasure to enclose your Uwharrie Capital Corp 2010 Calendar. This year’s calendar is focused on the impact that the railroads had in shaping our communities. We have worked with local folks in our three communities to gather photographs of various depots and have provided a brief history of those featured. God bless you and your family during the holiday season and the coming year.

Going into this holiday season, we take the opportunity to express our thanks to you, our shareholders, for the support you have provided in our commitment to maintaining the local community bank and improving the quality of life in our communities. Together we are making a difference.

Sincerely,

UWHARRIE CAPITAL CORP

Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	September 30, 2009	September 30, 2008
Assets
Cash and due from banks	$10,947	$16,126
Investment securities available for sale	85,277	43,009
Federal funds sold	-	-
Loans held for sale	1,332	1,073
Loans held for investment	351,794	341,830
Less: Allowance for loan losses	4,828	4,143

Net loans held for investment	346,966	337,687

Interest receivable	2,174	2,041
Premises and equipment, net	13,480	10,297
Federal Home Loan Bank stock	3,201	2,092
Bank-owned life insurance	5,652	5,459
Goodwill	987	987
Other assets	10,688	6,553

Total assets	$480,704	$425,324

Liabilities
Deposits:
Demand, noninterest-bearing	$43,825	$48,437
Interest checking and money market accounts	120,616	115,196
Savings accounts	32,796	25,886
Time deposits, $100,000 and over	71,220	57,409
Other time deposits	103,030	97,683

Total deposits	371,487	344,611

Interest payable	456	498
Short-term borrowed funds	29,816	9,461
Long-term debt	31,648	36,753
Other liabilities	2,807	2,222

Total liabilities	436,214	393,545

Shareholders’ Equity
Preferred Stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	-
500 shares of series B issued and outstanding	500	-
Discount on preferred stock	(425)	-
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,407,851 shares, respectively. Book value per share $4.54 in 2009 and $4.17 in 2008. (1)	9,492	9,259
Additional paid-in capital	14,029	13,408
Unearned ESOP compensation	(683)	(752)
Undivided profits	11,345	10,883
Accumulated other comprehensive income (loss)	232	(1,019)

Total shareholders’ equity	44,490	31,779

Total liabilities and shareholders’ equity	$480,704	$425,324

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3% stock dividend in 2008.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands except share and per share data)	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$5,281	$5,652	$15,874	$17,290
Interest on investment securities	931	582	2,846	1,914
Other interest income	14	16	57	59

Total interest income	6,226	6,250	18,777	19,263

Interest Expense
Interest paid on deposits	1,491	1,879	4,656	6,159
Interest on borrowed funds	438	468	1,356	1,421

Total interest expense	1,929	2,347	6,012	7,580

Net Interest Income	4,297	3,903	12,765	11,683
Provision for loan losses	295	529	863	786

Net interest income after provision for loan losses	4,002	3,374	11,902	10,897

Noninterest Income
Service charges on deposit accounts	616	599	1,751	1,666
Other service fees and commissions	595	703	1,627	2,205
Gain on sale of securities	124	-	104	-
Loss on sale of nonmarketable securities	-	-	(172)	-
Total other-than-temporary impairment loss	-	-	(1,782)	-
Portion of loss recognized in other comprehensive income	(183)	-	1,395	-

Net impairment recognized in other comprehensive income	(183)	-	(387)	-
Income from mortgage loan sales	364	206	2,931	1,004
Other income	117	159	281	618

Total noninterest income	1,633	1,667	6,135	5,493

Noninterest Expense
Salaries and employee benefits	2,822	2,620	8,581	7,921
Occupancy expense	302	250	789	709
Equipment expense	186	178	547	474
Data processing	203	194	592	586
Other operating expenses	1,802	1,300	4,966	3,907

Total noninterest expense	5,315	4,542	15,475	13,597

Income before income taxes	320	499	2,562	2,793
Provision for income taxes	30	156	744	903

Net Income	$290	$343	$1,818	$1,890

Net Income	$290	$343	$1,818	$1,890
Dividends - preferred stock	(159)	-	(481)	-

Net income available to common shareholders	$131	$343	$1,337	$1,890

Net Income Per Common Share (1)
Basic	$0.02	$0.05	$0.18	$0.25
Assuming dilution	$0.02	$0.05	$0.18	$0.25
Weighted Average Common Shares Outstanding (1)
Basic	7,476,197	7,495,903	7,472,033	7,481,606
Assuming dilution	7,476,197	7,541,820	7,472,033	7,525,329